COLONIAL INTERNATIONAL FUND FOR GROWTH
                             FUND YIELD CALCULATION
                           (CALENDAR MONTH-END METHOD)
                        30-DAY BASE PERIOD ENDED 10/31/97


                           FUND YIELD = 2*((((a-b)/c*d))+1)(6)-1)


                                           CLASS A      CLASS B     CLASS C
                                           -------      -------     -------
a = dividends and interest earned during
    the month ............................    $47,842     $85,903     $1,441

b = expenses accrued during the month          45,085     115,781      1,955

c = average dividend shares outstanding
    during the month .....................  2,914,887   5,350,520     89,762

d = class  maximum offering price per share
    on the last day of the month .........     $10.48       $9.66      $9.68


            YIELD ........................      0.11%      -0.50%     -0.49%
                                                -----      ------     ------